UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 4, 2008

FEDERAL HOME LOAN BANK OF SAN FRANCISCO
(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51398	94-6000630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 California Street
San Francisco, CA 94108
(Address of principal executive offices, including zip code)

(415) 616-1000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 9, 2007, the Federal Housing Finance Board redesignated one of the Bank's eight elected director positions from California to Nevada, effective January 1, 2008.  The director position redesignated from California to Nevada has a term ending December 31, 2008.

Until December 31, 2007, the position was filled by James F. Burr, Executive Vice President and Treasurer of World Savings Bank, FSB, Oakland, California ("World").  Effective December 31, 2007, World changed its name to Wachovia Mortgage, FSB ("Wachovia"), and changed the location of its home office from California to Nevada.  Each elected director must be an officer or director of a member of the Bank located in the state to which the director position is designated.  Mr. Burr's position with Wachovia therefore did not qualify him for the seat he held on the Bank's board on December 31, 2007, because the seat was a California seat and Wachovia was a Nevada member.  The board seat therefore became vacant.

Effective January 1, 2008, Mr. Burr's position as Executive Vice President and Treasurer of Wachovia, a Nevada member, qualified him for the seat redesignated to Nevada.  On January 4, 2008, the board of directors of the Bank selected Mr. Burr to fill the seat again, effective upon confirmation of his eligibility, through December 31, 2008.

The board of directors appoints directors to its committees in late January of each year.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Federal Home Loan Bank of San Francisco

Date: January 10, 2008	By: /s/ Lisa B. MacMillen
Lisa B. MacMillen Executive Vice President and Chief Operating Officer